                                                                    EXHIBIT 99.2


                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
                      Consolidated Statements of Earnings
                   (in thousands, except per share amounts)
                                  (Unaudited)

                                       Three Months Ended   Six Months Ended
                                             June 30,            June 30,

                                           1997      1996      1997      1996
                                         --------  --------  --------  --------
 Revenues:
  Commissions                            $ 56,979  $ 54,352  $115,201  $106,357
  Investment banking                       95,495   133,662   170,366   235,501
  Principal transactions                   33,291    49,243    65,285   101,751
  Interest and dividends                   36,439    36,228    72,092    69,137
  Advisory and other                       38,959    36,750    71,738    68,330
                                         --------   -------   -------   -------
  Total revenues                          261,163   310,235   494,682   581,076
                                         --------   -------   -------   -------
 Operating expenses:
  Compensation and benefits               137,904   162,754   260,338   308,328
  Communications                           12,073     9,810    22,777    18,452
  Occupancy and equipment                  11,659     9,263    20,803    18,026
  Interest                                 12,174    13,075    24,482    25,261
  Floor brokerage, exchange
   and clearing fees                        6,462     5,460    12,291    10,403
  Other operating expenses (Note 6)        28,539    26,491    50,136    49,958
                                         --------   -------   -------   -------
   Total operating expenses               208,811   226,853   390,827   430,428
                                         --------   -------   -------   -------

Earnings before income taxes               52,352    83,382   103,855   150,648
Income taxes                               20,679    33,541    41,023    60,111
                                         --------   -------   -------   -------
Net earnings                             $ 31,673  $ 49,841  $ 62,832  $ 90,537
                                         ========   =======   =======   =======
Earnings per share:
 Primary                                    $1.23     $2.01     $2.46     $3.69
                                         ========   =======   =======   =======

 Fully diluted                              $1.09     $1.77     $2.19     $3.25
                                         ========   =======   =======   =======
Weighted average number of
 shares outstanding:
 Primary                                   25,749    24,783    25,523    24,549
                                         ========   =======   =======   =======

 Fully diluted                             29,503    28,483    29,396    28,285
                                         ========   =======   =======   =======

Cash dividends declared per share           $0.17    $0.167     $0.34     $0.30
                                         ========   =======   =======   =======

See accompanying notes to consolidated financial statements.

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
                Consolidated Statements of Financial Condition
                                (in thousands)

                                   ASSETS


                                                     June 30,   December 31,
                                                      1997          1996
                                                  ------------  ------------
                                                  (Unaudited)

Cash and cash equivalents                          $   26,357   $  109,800

Receivables:
     Customers                                      1,502,942    1,487,041
     Brokers, dealers and clearing organizations      565,266      368,099
     Current state and federal income taxes             2,979       17,429
     Other                                             66,582       59,097

Firm trading securities (Note 2)                      119,124      210,412

Securities purchased under agreements to resell         3,941       15,510

Deferred income taxes                                  53,094       46,433

Memberships in exchanges, at cost
  (market $3,939 and $3,597)                              323          323

Office equipment and leasehold improvements,
  at cost less accumulated depreciation and
  amortization of $48,385 and $44,580                  59,839       48,079

Investment securities (Note 4)                         61,485       56,889

Loans to employees to purchase convertible
  subordinated debentures (Note 5)                     60,657       54,454


Other assets                                           92,696       69,009
                                                   ----------   ----------
                                                   $2,615,285   $2,542,575
                                                   ==========   ==========

                                  (continued)

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
          Consolidated Statements of Financial Condition (continued)
                                (in thousands)

                     LIABILITIES AND STOCKHOLDERS' EQUITY



                                                    June 30,   December 31,
                                                     1997         1996
                                                  ---------     --------
                                                 (Unaudited)
Bank loans                                       $  143,100   $   29,900
Payables:
     Cash management facility                        74,139       83,733
     Customers, including free credit balances      666,555      676,734
     Brokers, dealers and clearing organizations    487,387      495,947
     Current state income taxes                       2,852        1,840
     Other                                          276,787      378,981

Securities sold, not yet purchased (Note 2)          38,019       48,223

7 5/8% Senior notes                                 109,505      109,475


5 3/4% Convertible subordinated debentures            3,889       11,797

Employee convertible subordinated debentures
     (Note 5)                                        72,601       62,043

Commitments and contingencies (Note 8)

Stockholders' equity (Note 5):
  Common stock of $.10 par value
     Authorized 50,000,000 shares
     Issued and outstanding 25,434,822
     shares in 1997
     and 24,030,822 shares in 1996                    2,543        2,403

  Additional paid-in capital                        166,474      125,882

  Loans to employees to purchase common stock        (8,921)     (10,320)
  Retained earnings                                 580,355      525,937
                                                 ----------   ----------
 Total stockholders' equity                         740,451      643,902
                                                 ----------   ----------
                                                 $2,615,285   $2,542,575
                                                 ==========   ==========

See accompanying notes to consolidated financial statements.

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity
                                (in thousands)
                                  (Unaudited)


                                                Loans To
                                                Employees
                                    Additional  To Purchase              Total
                              Common  Paid-in   Common     Retained      Stockholders'
                              Stock   Capital   Stock      Earnings      Equity
                              ------  -------   -----      --------      ------
Six months ended
  June 30, 1997
 Balance at December 31,
  1996                       $2,403   $125,882   $(10,320)  $525,937        $643,902
 Net earnings                     -          -          -     62,832          62,832
 Issuance of 1,196,395
  shares of common stock        120     30,712          -          -          30,832

 Payments on employee loans       -          -        991          -             991

 Repurchase and retirement
  of 58,383 shares of
  common stock                   (6)    (3,582)         -          -          (3,588)

 Compensation payable in
  common stock                   26     13,462          -          -          13,488

 Loan forgiveness                 -          -        408          -             408
 Dividends paid                                         -     (8,414)         (8,414)
                             ------   --------   --------   --------        --------
 Balance at June 30, 1997    $2,543   $166,474   $ (8,921)  $580,355        $740,451
                             ======   ========   ========   ========        ========
Six months ended June 30,
 1996

 Balance at December 31,
  1995                       $2,330   $113,234   $(12,470)  $386,193        $489,287
 Net earnings                     -          -          -     90,537          90,537

 Issuance of 748,180
  shares of common stock         75     13,903          -          -          13,978

 Payments on employee loans       -          -      1,879          -           1,879

 Repurchase and retirement
  of 22,879 shares of
  common stock                   (2)      (715)         -          -            (717)

 Compensation payable
  in common stock                27      7,257          -          -           7,284
 Loan forgiveness                 -          -         52          -              52
 Dividends paid                   -          -          -     (6,401)         (6,401)
                             ------   --------   --------   --------        --------
 Balance at June 30, 1996    $2,430   $133,679   $(10,539)  $470,329        $595,899
                             ======   ========   ========   ========        ========

See accompanying  notes to consolidated financial statements.

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                                (in thousands)
                                  (Unaudited)

                                                              Six Months Ended
                                                                  June 30,
                                                           ----------------------
                                                             1997           1996
                                                           ---------    ---------
Cash flows from operating activities:
 Net earnings                                               $  62,832   $  90,537
 Reconciliation of net earnings to net cash
  used for operating activities:
   Depreciation and amortization                                6,721       6,257
   Non-cash compensation awards                                19,405      10,343
   Gain on investment securities                               (4,721)    (13,877)
   Other                                                         (252)        (83)
   (Increase) decrease in assets:
    Receivables                                              (206,103)   (299,448)
    Firm trading securities                                    91,288     (99,530)
    Deferred income taxes                                      (6,661)     (3,207)
    Securities purchased under agreements to resell            11,569       5,693
    Other assets                                              (24,263)    (29,017)
   Increase (decrease) in liabilities:
    Payables                                                 (119,921)    177,810
    Securities sold, not yet purchased                        (10,204)     11,813
                                                            ---------   ---------
Net cash used for operating activities                       (180,310)   (142,709)
                                                            ---------   ---------
Cash flows from financing activities:
 Net proceeds (payments):
   Short-term loans                                           115,000      89,000
   Securities sold under repurchase agreements                      0      (2,460)
   Cash management facility                                    (9,594)     10,473
 Payments on term loans                                        (1,800)     (2,642)
 Issuance of common stock                                      23,043      13,846
 Repurchase of common stock                                    (3,588)       (717)
 Dividends paid to stockholders                                (8,414)     (6,401)
                                                            ---------   ---------
Net cash provided by financing activities                     114,647     101,099
                                                            ---------   ---------
 Cash flows from investing activities:
 Purchase of office equipment and leasehold improvements      (17,905)     (3,224)
 Purchase of investment securities                            (17,929)    (10,614)
 Sale of investment securities                                 18,054      20,315
                                                            ---------   ---------
Net cash provided by (used for) investing activities          (17,780)      6,477
                                                            ---------   ---------
Net decrease in cash and cash equivalents                     (83,443)    (35,133)
Cash and cash equivalents at beginning of period              109,800      62,103
                                                            ---------   ---------
Cash and cash equivalents at end of period                  $  26,357   $  26,970
                                                            =========   =========


See accompanying notes to consolidated financial statements.

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                                 June 30, 1997
                                  (Unaudited)

(1) The accompanying consolidated financial statements do not include all of the information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary to fairly reflect Alex. Brown Incorporated's (the "Company") financial position and results of operations, consisting of normal recurring adjustments, have been included. Certain revenue items in 1996 have been reclassified to conform to the current year presentation.

(2) Firm trading securities and securities sold, not yet purchased consisted of the following (in thousands):


                                      Long                  Short
                                      ----                  -----
                                  06/30/97   12/31/96   06/30/97   12/31/96
                                 ---------  ---------  ---------  ---------
United States government
 and agencies                    $  13,322  $   6,440  $   9,006  $  16,126
Mortgage-backed                        726     30,913          -          -
States and municipalities           54,587     97,306        318        379
Corporate debt                       2,518     22,810        202      7,310
Equities and convertible debt       47,971     52,943     28,493     24,408
                                 ---------  ---------  ---------  ---------
                                  $119,124  $ 210,412  $  38,019  $  48,223
                                 =========  =========  =========  =========

(3) On July 22, 1997, the Company declared a $0.17 per share quarterly cash dividend payable August 12, 1997 to stockholders of record on August 1, 1997.

(4) Investment securities at June 30, 1997 and December 31, 1996 included $28.7 million and $24.5 million, respectively, of merchant banking investments.

(5) Convertible subordinated debentures issued to certain employees pursuant to the 1991 Equity Incentive Plan are convertible into the Company's Common Stock. The Company made loans to employees to fund the purchases of the debentures. During the first six months of 1997, employees converted $0.7 million convertible subordinated debentures, which were issued in prior years, into 84,037 shares of the Company's common stock.

(6) On May 5, 1997, Alex. Brown announced the reorganization of its fixed income operations. Included in other expenses for the three months and six months ended June 30, 1997 is a charge of $7.7 million relating to severance costs incurred in connection with the reorganization.

(7) On April 6, 1997, Bankers Trust New York Corporation and Alex. Brown Incorporated announced the signing of a definitive agreement to merge. Under terms of the agreement approved unanimously by both boards of directors, each Alex. Brown common share will be exchanged for 0.83 shares of Bankers Trust common stock. The merger, which is expected to be completed by the fourth quarter of 1997, is subject to customary closing conditions, including certain regulatory and shareholder approvals. The transaction is expected to be tax-free to shareholders and accounted for on a pooling-of-interests basis. A Special Meeting of Stockholders of Alex. Brown Incorporated is scheduled to be held at the Company's headquarters in Baltimore, Maryland on Wednesday, August 13, 1997 at 4:30 p.m. for stockholders of record on the close of business on July 2, 1997. This meeting is to consider a proposal to approve and adopt the agreement and plan of merger by and between Alex. Brown Incorporated, Bankers Trust New York Corporation and its wholly-owned subsidiary, Voyager Merger Corporation.

                   ALEX. BROWN INCORPORATED AND SUBSIDIARIES
             Notes to Consolidated Financial Statements, Continued
                                 June 30, 1997
                                  (Unaudited)


(8)  COMMITMENTS AND CONTINGENCIES

     LETTERS OF CREDIT

     At June 30, 1997, the Company's principal subsidiary, Alex. Brown & Sons Incorporated, was contingently liable for up to $69.5 million under unsecured letters of credit used to satisfy required margin deposits at five securities clearing corporations.

     LITIGATION

     In the course of its investment banking and securities brokerage business, Alex. Brown & Sons Incorporated has been named a defendant in a number of lawsuits and may be required to contribute to final settlements in actions, in which it has not been named a defendant, arising out of its participation in the underwritings of certain issues. A substantial settlement or judgment in any of these cases could have a material adverse effect on the Company. Although the ultimate outcome of such litigation is not subject to determination at present, in the opinion of management, after consultation with counsel, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial statements.

(9) Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, was issued in February 1997 and, effective for financial statements issued for periods ending after December 15, 1997, establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the consolidated statement of earnings and requires the reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Earlier application is not permitted, but disclosure of pro forma EPS amounts computed using the standards established by SFAS No. 128 is permitted in the notes to financial statements for periods ending prior to the effective date. Pro forma EPS for the three and six month periods ended June 30, 1997 and 1996 are as follows:

                             Three Months Ended  Six Months Ended
                                   June 30,          June 30,
                                1997      1996    1997      1996
                               ---------------    --------------
           Basic               $1.27     $2.06    $2.53    $3.77
           Diluted             $1.10     $1.78    $2.20    $3.26

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Alex. Brown Incorporated (the "Company") is a holding company whose primary subsidiary is Alex. Brown & Sons Incorporated ("Alex. Brown"), a major investment banking and securities brokerage firm. The Company, like other securities firms, is directly affected by general economic and market conditions, including fluctuations in volume and price levels of securities, changes in interest rates and demand for investment banking and securities brokerage services, all of which have an impact on the Company's revenues, operating results and financial condition as well as its liquidity. Substantial fluctuations can occur in the Company's revenues and net earnings due to these and other factors.

In periods of reduced market activity, profitability is likely to be adversely affected because certain expenses, consisting primarily of salaries and benefits, communications and occupancy expenses, remain relatively fixed. Accordingly, net earnings for any period should not be considered representative of any other period.

In the following discussion, all share and per share information have been adjusted to reflect a three-for-two stock split paid on January 15, 1997.

                             RESULTS OF OPERATIONS
              SECOND QUARTER 1997 COMPARED TO SECOND QUARTER 1996

Revenues totaled $261.2 million, a 16% decrease as compared to $310.2 million in the second quarter of 1996. Commission revenues increased 5% to $57.0 million for the second quarter, primarily as a result of an increase in institutional listed and private client mutual funds commission revenues. Investment banking revenues decreased 29% to $95.5 million, due to a 50% decrease in corporate underwriting revenues. Partially offsetting this decline was a 66% increase in merger and advisory revenues to $38.8 million. Principal transaction revenues decreased 32% to $33.3 million, primarily due to decreases in equity trading. Interest and dividend revenues increased 1% to $36.4 million, primarily as a result of interest earned on higher margin loan balances. Advisory and other revenues increased 6% to $39.0 million. This increase was primarily attributable to a 39% increase in advisory revenues to $25.8 million. Partially offsetting this increase were lower gains from investments which totaled $4.0 million in the second quarter as compared to $8.5 million in the second quarter of the prior year and an 18% reduction in fees from correspondent services to $6.6 million. Assets under management totaled approximately $13.9 billion at June 30, 1997.

Expenses totaled $208.8 million, an 8% decrease as compared to $226.9 million in the second quarter of 1996. Compensation and benefits decreased 15% to $137.9 million from $162.8 million, as a result of decreased incentive and commission expenses. Communications expense increased 23% to $12.1 million due to higher costs for quote services and an increase in postage and printing costs. Occupancy and equipment expenses increased 26% to $11.7 million, primarily as a result of additional space occupied in connection with the relocation to the new
Baltimore headquarters.   Interest expense decreased 7% to $12.2 million from
$13.1 million primarily due to a decrease in overnight bank loans as financing needs decreased corresponding with a reduction in average inventory levels. Floor brokerage, exchange and clearing fees increased 18% to $6.5 million, primarily due to costs associated with the increase in shares traded on the New York Stock Exchange. Other operating expenses increased 8% to $28.5 million, primarily due to severance costs of $7.7 million related to the reorganization of our fixed income operations.

The Company's effective tax rate for the quarter was 39.5% compared to 40.2% for the second quarter of the prior year.

As a result of the above, net earnings decreased 36% to $31.7 million from $49.8 million in the second quarter of 1996. Primary and fully diluted earnings per share were $1.23 and $1.09, respectively, as compared to $2.01 and $1.77 for the same period in the prior year.

                  SIX MONTHS 1997 COMPARED TO SIX MONTHS 1996

Revenues totaled $494.7 million, a 15% decrease as compared to $581.1 million in the first six months of 1996. Commission revenues increased 8% to $115.2 million for the first six months of 1997, primarily as a result of an increase in institutional listed and private client mutual fund commission revenues. Investment banking revenues decreased 28% to $170.4 million, due to a 38% decrease in corporate underwriting revenues and merger and advisory fees were essentially unchanged from the prior period. Principal transaction revenues decreased 36% to $65.3 million, primarily due to decreases in equity trading. Interest and dividend revenues increased 4% to $72.1 million, primarily as a result of interest earned on higher margin loan balances. Advisory and other revenues increased 5% to $71.7 million. This increase was primarily attributable to a 38% increase in advisory revenues to $48.6 million. Partially offsetting this increase were lower gains from investments which totaled $4.7 million in the first six months as compared to $13.9 million in the first six months of the prior year, and a 13% reduction in fees from correspondent services to $13.4 million.

Expenses totaled $390.8 million, a 9% decrease as compared to $430.4 million in the first six months of 1996. Compensation and benefits decreased 16% to $260.3 million from $308.3 million, as a result of decreased incentive and commission expenses. Communications expense increased 23% to $22.8 million due to higher costs for quote services, an increase in communications expense associated with the Baltimore headquarters relocation and postage and printing costs. Occupancy and equipment expenses increased 15% to $20.8 million, primarily as a result of additional space occupied in connection with the relocation to the new
Baltimore headquarters.   Interest expense decreased 3% to $24.5 million from
$25.3 million, primarily due to a decrease in overnight bank loans as financing needs decreased corresponding with a reduction in average inventory levels. Floor brokerage, exchange and clearing fees increased 18% to $12.3 million, primarily due to costs associated with the increase in shares traded on the New York Stock Exchange. Other operating expenses totaled $50.1 million for the first six months of 1997, including severance costs of $7.7 million related to the reorganization of our fixed income operations, reflecting less than a 1% increase from the prior year.

The Company's effective tax rate for the first six months was 39.5% compared to 39.9% for the first six months of 1996.

As a result of the above, net earnings decreased 31% to $62.8 million from $90.5 million in the first six months of 1996. Primary and fully diluted earnings per share were $2.46 and $2.19, respectively, as compared to $3.69 and $3.25 for the same period in the prior year.

                        LIQUIDITY AND CAPITAL RESOURCES

The Company's consolidated statement of financial condition reflects a liquid financial position. The majority of the securities (both long and short) in Alex. Brown's trading accounts are readily marketable and actively traded. Customer receivables include margin balances and amounts due on uncompleted transactions. Receivables from other brokers and dealers generally represent either current open transactions, which usually settle within a few days, or securities borrowed transactions which normally can be closed out within a few days. Most of the Company's receivables are secured by marketable securities. The Company also has investments in fixed assets and illiquid securities but such investments are not a significant portion of the Company's total assets.


High yield securities, also referred to as "junk" bonds, are non-investment grade debt securities which are rated by Standard & Poor's as lower than BBB-and by Moody's Investors Service as lower than Baa3. The market for high yield securities can be extremely volatile and many experienced significant declines in the past several years. At June 30, 1997, as a result of the reorganization of its fixed income business, Alex. Brown reduced its high yield long inventory to $0.1 million as compared to $9.4 million of long inventory and $6.5 million of short inventory at year-end 1996.

As of June 30, 1997, the carrying value of the Company's merchant banking investments was $28.7 million, compared to $24.5 million at year-end 1996.
There was a net gain related to merchant banking investments of $1.9 million for the first six months of 1997. It is anticipated that merchant banking investments will generally have a holding period of three years or more and will be funded with existing sources of working capital. The Company has no outstanding bridge loans.

From time to time the Company makes subordinated loans to correspondents as part of its Correspondent Services business. These loans may be secured or unsecured and are funded through general working capital sources. At June 30, 1997, $3.0 million of such loans were outstanding.

The Company finances its business through a number of sources, consisting primarily of paid-in capital, funds generated from operations, free credit balances in customers' accounts, deposits received on securities loaned, repurchase agreements and bank loans, as well as through the issuance of debt and equity securities.

The Company borrows from banks on a short-term basis both on an unsecured basis and under arrangements pursuant to which the amount of funds available is based on the value of the securities owned by the Company and customers' margin securities pledged as collateral. In addition, the Company has borrowed on a long-term basis from banks on an unsecured basis ("term loans"). The Company historically has been able to obtain necessary bank borrowings and believes that it will continue to be able to do so in the future. The Company and Alex. Brown have $450 million of unused committed lines of credit under revolving credit agreements (the "Credit Facilities") with various banks. The Credit Facilities expire between August 1997 and February 2000. The Credit Facilities and term loans contain various restrictive financial covenants, the most significant of which require the maintenance of minimum levels of net worth by both the Company and Alex. Brown and minimum levels of net capital by Alex. Brown. There were no borrowings under the Credit Facilities at June 30, 1997. The Company and Alex. Brown were in compliance with all restrictive covenants contained in the Credit Facilities and term loans at June 30, 1997.

Alex. Brown is required to comply with the net capital rule of the Securities and Exchange Commission. The

Company's ability to withdraw capital from Alex. Brown may be limited by the rule. Alex. Brown has consistently exceeded minimum net capital requirements under the rule. At June 30, 1997, Alex. Brown had aggregate net capital of $438.1 million, which exceeded its minimum net capital requirement by $402.8 million.

During the first six months of 1997, the Company repurchased a total of 58,383 shares of its Common Stock at a cost of $3.6 million. As of June 30, 1997, the Company had a remaining repurchase authorization of approximately 1.5 million shares.

Management of the Company believes that existing capital and credit facilities, when combined with funds generated from operations, will provide the Company with sufficient resources to meet its present and reasonably foreseeable cash and capital needs.

                                RISK MANAGEMENT

The Company records securities transactions on a settlement date basis, generally the third business day following the trade execution. The risk of loss on unsettled transactions relates to customers' or brokers' inability or refusal to meet the terms of their contracts. The Company monitors its exposure to market and counterparty risk through a variety of financial, position and credit exposure reporting and control procedures. The Risk Management, Credit and Investment Committees, each of which meets on a regular basis, include members of senior management. Each trading department is subject to internal position limits established by the Risk Management Committee which also reviews positions and results of the trading departments. Alex. Brown's Credit Committee establishes and reviews appropriate credit limits for customers and brokers seeking margin, repurchase and reverse repurchase agreement facilities and securities borrowed and securities loaned arrangements. The Investment Committee approves investment purchases and sales and reviews holdings.

                                   INFLATION

Because the Company's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects the Company's expenses such as employee compensation, office space leasing costs and communication charges, and increases therein may not be readily recoverable in the price of services offered by the Company. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets and on the value of securities owned by the Company, it may adversely affect the Company's financial position and results of operations.

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